Exhibit 99.2

News Release
United Airlines
Worldwide Media Relations
872.825.8640
mediarelations@united.com

United Airlines Announces

New $3 Billion Share Repurchase Program

CHICAGO, Dec. 7, 2017 – United Airlines announced today that the Board of Directors of its parent company, United Continental Holdings, Inc. (UAL), authorized a new $3 billion share repurchase program. This amount represents approximately 17 percent of the company’s market capitalization based on the closing stock price on Dec. 6, 2017.

“We continue to invest in our employees, our customer experience and the growth of our business. Returning cash to our shareholders reflects the strength of our balance sheet and the confidence we have in our future,” said Andrew Levy, executive vice president and chief financial officer of United Airlines.

The company is expected to complete its most recently authorized July 2016 $2 billion share repurchase program by the end of December 2017. The company’s share repurchases under today’s $3 billion repurchase authorization will be made in accordance with applicable securities laws in open market, or accelerated repurchase transactions from time to time, depending on market conditions, and may be discontinued at any time. There is no expiration date for the share repurchase program.

About United

United Airlines and United Express operate approximately 4,500 flights a day to 337 airports across five continents. In 2016, United and United Express operated more than 1.6 million flights carrying more than 143 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, Newark/New York, San Francisco and Washington, D.C. United operates 751 mainline aircraft and the airline’s United Express carriers operate 489 regional aircraft. The airline is a founding member of Star Alliance, which provides service to more than 190 countries via 28 member airlines. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol “UAL”.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events, such as the timing and amount of share repurchases, and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including those described under Part I, Item 1A., “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

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